Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Integra LifeSciences Holdings Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Fees to be Paid	Other	Deferred Compensation Obligations	Rule 457(h)	$5,000,000.00	100%	$5,000,000.00	$92.70 per $1,000,000.00	$463.50	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—				—	—	—	—	—	—	—	—

	Total Offering Amounts					$5,000,000.00		$463.50

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$463.50

(1)

The Deferred Compensation Obligations are unsecured obligations of Integra LifeSciences Holdings Corporation (the “Company”) to pay up to $5,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Integra LifeSciences Deferred Compensation Plan (the “Plan”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.